For the six-month period ended (a) February 28, 1999
File number: 811-5296

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

     A  Special  Meeting of Shareholders was held on December  8,
1998.   At  such meeting the shareholders approved the  following
proposals:

     a) Approval of the election of the following Directors each to hold office until the earlier to occur of (i) the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy:
                                 Affirmative            Authority
votes cast           Withheld
          Class II

          Robert F. Gunia     6,928,258           286,902

          Delayne Gold        6,928,258           286,902

          Thomas T. Mooney    6,928,258           286,902

     b) Approval of an amendment to the investment restriction regarding restricted and illiquid securities.

          Affirmative               Negative
          votes cast               votes cast          Abstain

          4,898,202                 604,276            234,697

     c)   Approval of an amendment to the investment restriction
          regarding   the   purchase  of  securities   of   other
          investment companies.

          Affirmative               Negative
          votes cast               votes cast          Abstain
          4,888,745                589,129             259,301


     b) Approval of the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

          Affirmative               Negative
          votes cast               votes cast          Abstain

          6,906,888                156,332             151,939